Exhibit 5.1

February 22, 2007

Graco Inc.
88-11th Avenue N.E.
Minneapolis, Minnesota 55413-1894

To Whom it May Concern:

I am a member of the bar of the State of Minnesota and Vice President, General Counsel and Secretary of Graco Inc. (the “Company”). Reference is made to the Registration Statement on Form S-8 that the Company intends to file with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the purpose of registering 2,000,000 shares of Common Stock, $1.00 par value, of the Company, to be issued to employees of the Company pursuant to the Graco Inc. 2006 Employee Stock Purchase Plan (the “Plan”).

I have examined such documents and have reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion. I am of the opinion that the shares of Common Stock to be issued pursuant to the Plan, will be legally issued, fully paid and nonassessable, provided (i) the value received by the Company is at least equal to the par value of the shares of Common Stock and (ii) the Registration Statement shall have become effective under the Securities Act of 1933, as amended.

I consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/Karen P. Gallivan
Karen P. Gallivan
Vice President, General Counsel
      and Secretary